UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2017

Bluerock Residential Growth REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-36369	26-3136483
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

712 Fifth Avenue, 9th Floor

New York, NY 10019

(Address of principal executive offices)

(212) 843-1601

(Registrant’s telephone number, including area code)

None.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

The disclosure below describes our investment in BR CWS JV Entity and the terms of the PSA. All figures provided below are approximate.

On March 22, 2017, we, through our operating partnership, Bluerock Residential Holdings, L.P., a Delaware limited partnership, or our Operating Partnership, through BR CWS Portfolio, LLC, a Delaware limited liability company and a wholly owned subsidiary of our Operating Partnership, or BR CWS Portfolio, through BR CWS Portfolio Member, LLC, a Delaware limited liability company and a wholly owned subsidiary of BR CWS Portfolio, or BR JV Member, acquired a 90.00% limited liability company interest, or the BRG Interest, in BR CWS 2017 Portfolio JV, LLC, a Delaware limited liability company, or BR CWS JV Entity. Concurrently with the acquisition of the BRG Interest, BR CWS JV Entity entered into an Assignment of Agreement of Purchase and Sale, or the PSA Assignment, which assigns that Agreement of Purchase and Sale by and among BRE MF Crown Ridge LLC, a Delaware limited liability company, BRE MF Canyon Springs LLC, a Delaware limited liability company, BRE MF Cascades I LLC, a Delaware limited liability company, BRE MF Cascades II LLC, a Delaware limited liability company, BRE MF TPC LLC, a Delaware limited liability company, or the Sellers, and CWS Apartment Homes, LLC, dated as of March 15, 2017, as amended, or the PSA, and provides BR CWS JV Entity with the right to acquire, directly or through a subsidiary, the 335-unit apartment complex known as The Mansions at Canyon Springs Apartments, located in San Antonio, Texas, or Canyon Springs, the 139-unit apartment complex known as The Towers at TPC Apartments, located in San Antonio, Texas, or Cibolo Canyon, the 352-unit apartment complex known as The Estates at Crown Ridge Apartments, located in San Antonio, Texas, or Crown Ridge, the 328-unit apartment complex known as The Mansions at Cascades I Apartments, located in Tyler, Texas, or Cascades I, and the 254-unit apartment complex known as The Mansions at Cascades II Apartments, located in Tyler, Texas, or Cascades II and collectively with Canyon Springs, Cibolo Canyon, Crown Ridge and Cascades I, the Portfolio and each, a Property. The material features of the investment in the joint venture and the PSA are described below.

BR CWS JV Entity

BR JV Member agreed to invest approximately $48.04 million to acquire the BRG Interest, or the BRG Capital Contribution, and CWS 2017 Portfolio, LLC, a Delaware limited liability company, or CWS 2017, and CWS 2017 Portfolio PM, LLC, a Delaware limited liability company, or CWS PM and together with CWS 2017, the CWS Members, agreed to invest approximately $5.33 million and approximately $5,338, respectively, to acquire the remaining 9.99% and 0.01% equity interests, respectively, in the BR CWS JV Entity, or the CWS Capital Contributions and together with the BRG Capital Contribution, the Initial Capital Contributions. To date, BR JV Member has funded approximately $2.29 million and the CWS Members have funded approximately $63,750 of the Initial Capital Contributions. BR JV Member and the CWS Members have entered into a joint venture operating agreement for BR CWS JV Entity, or the JV Agreement. The JV Agreement contains terms, conditions, and indemnities that are customary and standard for joint ventures in the real estate industry.

Management and Major Decisions

BR JV Member is manager of BR CWS JV Entity, subject to oversight by a management committee, which is controlled by BR JV Member. Under the JV Agreement, decisions of the management committee are subject to major decisions that are reserved to the members. These major decisions require the consent of all members, and include: (i) admission of additional members, subject to certain permitted affiliate transfers; (ii) liquidation, dissolution or termination of BR CWS JV Entity or any subsidiary that owns any Property, each an Owner; (iii) selling or otherwise disposing any Property in a 1031 exchange which does not comply with the terms of Section 9.2(i) of the JV Agreement; (iv) acquiring real property or other assets; (v) instituting or settling legal claims in excess of $50,000; (vi) entering into any agreement with an affiliate of BR JV Member; (vii) making a loan to any member; (viii) filing or initiating a bankruptcy or similar creditor protection action of BR CWS JV Entity or any Owner; (ix) any amendment to the organizational documents of BR CWS JV Entity or any Owner; (x) making distributions to members other than in accordance with the JV Agreement; (xi) make any decision with respect to the PSA, subject to certain limited rights; (xii) any sale, transfer or exchange of any Property or any Owner to an affiliate of BR JV Member or for consideration other than cash, subject to certain sale rights; (xiii) the financing of BR CWS JV Entity or any Owner by an affiliate of BR JV Member, any services agreement between BR CWS JV Entity or any Owner and an affiliate of BR JV Member, or the payment of any fee to BR JV Member or an affiliate of BR JV Member by BR CWS JV Entity or any Owner; (xiv) the business activities of BR CWS JV Entity or any Owner not within the purposes of BR CWS JV Entity contained in the JV Agreement; (xv) taking actions that are reasonably likely to expose a party to liability under a guaranty; (xvi) determining or modifying the terms of any guaranty related to any Property; (xvii) any decision to terminate any management agreement for any Property, or a Management Agreement and collectively, the Management Agreements; (xviii) any change in use for any portion of the Portfolio other than for multifamily residential apartments for lease; and (xiv) any delegation of responsibility under the Management Agreements. We refer to each of these herein as a JV Major Decision.

Subject to the rights of the members pertaining to JV Major Decisions, certain major decisions only require the consent of BR JV Member. These major decisions controlled by BR JV Member include: (i) any merger, conversion or consolidation involving BR CWS JV Entity or any Owner or the sale, lease, transfer, exchange or other disposition of any Property or substantially all of the assets of BR CWS JV Entity; (ii) giving, granting or undertaking any options, rights of first refusal, deeds of trust, mortgages, pledges, ground leases, security or other interests in or encumbering any Property; (iii) the sale, transfer or exchange of any Property as part of a 1031 exchange in compliance with Section 9.2(i) of the JV Agreement; (iv) terminating any of the Management Agreements for cause; (v) approving or adopting any budget for any Property or any Owner; and (vi) entering into a corporate housing agreement with an affiliate of the CWS Members.

On or after the second anniversary a Property is initially acquired by its respective Owner, either BR JV Member or the CWS Members may initiate a buy-sell process with respect to such Property by providing the other member with written notice containing the aggregate dollar amount it would be willing to pay to an Owner for the purchase of the Property or the interests in the Owner that owns such Property. The member receiving such notice can then either sell the Property or the Owner to the member that provided the notice or purchase the Property or the Owner for the aggregate dollar value in the written notice. For purposes of the buy-sell process, the CWS Members are be considered one member.

Capital Contributions

The JV Agreement provides that the members will make the Initial Capital Contributions prior to or concurrently with the closing under the PSA. Additionally, CWS PM will earn an acquisition fee equal to 0.75% of the purchase price at the closing under the PSA. The JV Agreement provides that after the Initial Capital Contributions, either member may call for mandatory, protective additional capital contributions, or a Protective Capital Call, to prevent an immediate default under any financing (e.g., payment of debt service following an operating shortfall, reserves required by the lender, a reduction in principal required by the lender to meet loan to value requirements), for funds required to refinance the property when the current financing has matured or will mature in the near future (e.g., commitment fees, loan application fees, equity infusions to meet market loan to value requirements), or for expenses related to compliance with applicable laws, any insurance requirements, the protection and safety of any Property or any tenants, occupants or customers thereof, or to avoid suspension of services necessary to the tenants, occupants or customers thereof. The JV Agreement further provides that the management committee may call for capital contributions as reasonably determined to be necessary to effect an investment or expenditure for any Property or any Owner.

Distributions

Pursuant to the provisions of the JV Agreement, distributions are to be made: (i) first, to the members which have made additional capital contributions to cover any member which fails to fully fund a Protective Capital Call, or Covering Payments, in proportion to the aggregate sum of such members’ accrued but unpaid Default Preferred Return (as defined hereafter) with respect to the members’ Covering Payments until such members receive a return equal to an annual rate of fifteen percent (15.0%), compounded monthly (although, in no circumstance shall such return exceed 15.0% per annum, on a cumulative basis), on such member’s Covering Payments, or the Default Preferred Return; (ii) second, to the members which have made Covering Payments until such members receive an amount equal to the members’ Covering Payments; (iii) third, to the members which have made additional capital contributions to fund a Protective Capital Call, or Capital Call Contributions, in proportion to the aggregate sum of such members’ accrued but unpaid Preferred Return (as defined hereafter) with respect to the members’ Capital Call Contributions until such members receive a return equal to an annual rate of ten percent (10.0%), compounded monthly (although, in no circumstance shall such return exceed 10.0% per annum, on a cumulative basis), on such members’ Capital Call Contributions, or the Preferred Return; (iv) fourth, to the members which have made Capital Call Contributions until such members receive an amount equal to the members’ Capital Call Contributions; (v) fifth, to the members in proportion with their ownership interest in BR CWS JV Entity until such members receive the Preferred Return on such member’s Initial Capital Contribution; (vi) sixth, to the members in proportion with their ownership interest in BR CWS JV Entity until such members receive an amount equal to such members’ Initial Capital Contribution; and (vii) seventh, (a) if a CWS Change Event (as such term is defined in the JV Agreement) has occurred, to the members in proportion with their ownership interest, or (b) if no CWS Change Event has occurred, an amount equal to twenty-two and one-half percent (22.50%) to CWS PM, an amount equal to seven and seventy-five hundredths percent (7.75%) to the CWS Members in accordance with their respective ownership interests, and an amount equal to sixty-nine and seventy-five one hundredths percent (69.75%) to BR JV Member.

Indirect Ownership Interests in the Portfolio

As of the closing of the PSA and as a result of the structure described above, we will hold a 90.0% indirect equity interest in the Portfolio and the CWS Members will hold the remaining 10.0% equity interest.

The PSA and the PSA Assignment

The total purchase price intended to be paid for the Portfolio is approximately $188.85 million based on arm’s length negotiations with the unaffiliated Sellers. At closing, the purchase price is intended to be paid with cash of approximately $42.24 million and the assumption of approximately $146.61 million of existing mortgage debt. In evaluating the Portfolio as a potential investment, a variety of factors were considered, including overall valuation of net rental income, expected capital expenditures, submarket demographics, community features and amenities, location, price per unit and occupancy.

Under the PSA, a non-refundable deposit, subject to a financing contingency, in the amount of $3.00 million was paid to the Sellers, of which BR JV Member was responsible for funding $2.25 million and CWS Members were responsible for funding the remaining $0.75 million, each out of the Initial Capital Contributions. Closing on the portfolio will occur on or before April 10, 2017, subject to two 30-day extensions. Each extension requires an additional $1.00 million deposit, which amounts will be funded by BR JV Member in the amount of $0.75 million and the CWS Members in the aggregate amount of $0.25 million and such deposits will not be subject to a financing contingency.

The Portfolio

Canyon Springs is a Class A, 335-unit, multifamily, residential apartment community located in the Stone Oaks submarket of San Antonio, Texas at 24345 Wilderness Oak, San Antonio, Texas. Canyon Springs was built in 2007 and consists of three four-story apartment buildings with underground parking garage and five five-story apartment buildings, each with enclosed, private garage on the ground level. In addition, there are 31 cottage homes on the property. All cottage homes include a concrete driveway and two-car garage.

Cibolo Canyon is a Class A, 139-unit, multifamily, residential apartment community located in the Stone Oaks submarket of San Antonio, Texas at 5505 TPC Parkway, San Antonio, Texas. Cibolo Canyon was built in 2008 and consists of three four-story apartment buildings with underground parking garage and seven cottage homes.

Crown Ridge is a Class A, 352-unit, multifamily, residential apartment community located at 18385 Babcock Road, San Antonio, Texas. Crown Ridge was built in 2009 and consists of 11 four-story apartment buildings with a leasing office/maintenance building.

Cascades I is a Class A, 328-unit, multifamily, residential apartment community located at 4055 Hogan Drive, Tyler, Texas. Cascades I was built in 2007 and consists of 40 two-story townhome buildings, a leasing office and eight single-family homes.

Cascades II is a Class A, 254-unit, multifamily, residential apartment community located at 4085 Hogan Drive, Tyler, Texas. Cascades II was built in 2009 and consists of four three-story apartment buildings, 31 duplex homes, and a leasing office.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

Dated: March 28, 2017	By:	/s/ Michael L. Konig
Michael L. Konig
Chief Operating Officer, General Counsel and Secretary